                                                                 EXHIBIT 10(K)




                            ASSET PURCHASE AGREEMENT



                             DATED JANUARY 20, 1995



                                    BETWEEN



              TELE-COMMUNICATIONS OF ARKANSAS LIMITED PARTNERSHIP



                                      AND



                    TIME WARNER ENTERTAINMENT COMPANY, L.P.,
                              THROUGH ITS DIVISION
                           TIME WARNER CABLE VENTURES

                               TABLE OF CONTENTS


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CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         Section 2.1              Covenant of Purchase and Sale; Assets . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.2              Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.3              Assumed Obligations and Liabilities . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.4              Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.5              Rate Adjustment Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.6              Current Items Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.7              Current Items Amount Calculated . . . . . . . . . . . . . . . . . . . . . . . . . .   8

RELATED MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         Section 3.1              Earnest Money Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.2              Tax Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.3              Franchise Renewals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.4              HSR Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.5              Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.6              Use of Names and Logos  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.7              Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.8              Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

BUYER'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         Section 4.1              Organization of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.2              Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.3              No Conflict; Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.4              Taxpayer Identification Number  . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SELLER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         Section 5.1              Organization and Qualification of Seller  . . . . . . . . . . . . . . . . . . . . .  11
         Section 5.2              Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.3              No Conflict; Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.4              Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.5              Franchises, Licenses, and Contracts . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.6              Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.7              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.8              Tax Returns; Other Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.9              Compliance with Legal Requirements  . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.10             System Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.11             Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.12             Financial and Operational Information . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.13             No Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.14             Taxpayer Identification Number  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
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         Section 5.15             Franchise Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.16             FCC and Copyright Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.17             Franchise and Pole Attachment Fees  . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.18             Intangibles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.19             Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.20             Safe Harbor Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.21             Tax Exempt Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.22             Multi-Employer Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.23             Accuracy of Billing Records . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         Section 6.1              Certain Affirmative Covenants of Seller . . . . . . . . . . . . . . . . . . . . . .  19
         Section 6.2              Certain Negative Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.3              Certain Covenants of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.4              Title Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 6.5              Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 6.6              Supplements to Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.7              Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         Section 7.1              Conditions to Buyer's Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.2              Conditions to Seller's Obligations  . . . . . . . . . . . . . . . . . . . . . . . .  24

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         Section 8.1              Closing; Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.2              Seller's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.3              Buyer's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         Section 9.1              Termination Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 9.2              Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         Section 10.1             Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 10.2             Liquidated Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 10.3             Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         Section 11.1             Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 11.2             Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 11.3             Indemnified Third Party Claim . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 11.4             Determination of Indemnification Amounts and Related Matters  . . . . . . . . . . .  31
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         Section 11.5             Time and Manner of Certain Claims . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 11.6             Other Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         Section 12.1             Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 12.2             Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 12.3             Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 12.4             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 12.5             Entire Agreement; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 12.6             Binding Effect; Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 12.7             Headings, Schedules, and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 12.8             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 12.9             Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 12.10            Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 12.11            Third Parties; Joint Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 12.12            Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 12.13            Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
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                                    EXHIBITS

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                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 20, 1995, by and between Tele-Communications of Arkansas Limited Partnership, a Delaware limited partnership ("Buyer"), whose U.S. Taxpayer Identification Number is 75-2576014, and Time Warner Entertainment Company, L.P., a Delaware limited partnership ("Seller"), whose U.S. Taxpayer Identification Number is 13-3666692, through its division, Time Warner Cable Ventures.


                                    RECITALS

         A. Seller owns and operates a cable television system which is franchised or holds other operating authority and operates in and around Russellville, Booneville, Paris, Clarksville, Johnson City, Pottsville, Pope County, and the unincorporated areas within Arkansas counties in which the foregoing cities are located (the "System").

         B. Seller is willing to convey to Buyer, and Buyer is willing to purchase from Seller, certain of the tangible and intangible assets comprising the System, upon the terms and conditions set forth in this Agreement.


                                   AGREEMENTS

         In consideration of the mutual covenants and promises set forth herein, Buyer and Seller agree as follows:


                                   ARTICLE 1.
                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

         "Agreement" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation or agreement.

         "Assets" has the meaning given in Section 2.1.

         "Assumed Obligations and Liabilities" has the meaning given in Section 2.3.

         "Basic Cable" means the cable television services described as Basic (channels 2-13) in Exhibit 5.10, paragraph 3.

         "Bill of Sale" has the meaning given in Section 8.2(a).

         "Buyer's Counsel Opinion" has the meaning given in Section 7.2.

         "Cable Act of 1992" means the Cable Television Consumer Protection and Competition Act of 1992.

         "CLI" means the Cumulative Leakage Index.

         "Closing" has the meaning given in Section 8.1.

         "Closing Time" means 12:01 A.M., central time, on the date of Closing.

         "Code" shall mean the Internal Revenue Code of 1986, as amended and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

         "Communications Act" means the Communications Act of 1934, as amended.

         "Contracts" has the meaning given in Section 2.1.

         "Copyright Act" means the Copyright Act of 1976, as amended. "Current Items Amount" has the meaning given in Section 2.6.

         "Eligible Accounts Receivable" has the meaning given in Section 2.6.

         "Employee Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which either the Seller or any entity related to Seller (under the terms of Sections 414 (b), (c), (m) or (o) of the Code) contributes or which either of the Seller or any entity related to Seller (under the terms of Sections 414 (b), (c), (m) or (o) of the Code) sponsors or maintains, or by which Seller or any such entity is otherwise bound.

         "ERISA" has the meaning given in Section 5.6.

         "Escrow Agent" means NationsBank of Texas, N.A.

         "Excluded Assets" has the meaning given in Section 2.2.

         "FAA" means the Federal Aviation Administration.

         "Fayetteville System" means a cable television system owned and operated by Seller which is franchised or holds other operating authority and operates in and around Fayetteville, Elkins, Farmington, Greenland, and unincorporated areas of Washington County, Arkansas.

         "Fayetteville Transaction" means the transaction contemplated under that certain agreement of even date herewith between Tele-Communications of Northwest Arkansas Limited Partnership ("TCNA") and Seller relating to the acquisition by TCNA of the Fayetteville System.

         "FCC" has the meaning given in Section 3.2.

         "Franchises" has the meaning given in Section 2.1.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnitee" has the meaning given in Section 11.3.

         "Individual Subscriber" means any subscriber of the System at the System's regular monthly subscription rate for Basic Cable who has been a subscriber for at least one full month, whose payment for service (including installation fees, but exclusive of late charges) is not more than 60 days past due from the first day of the period to which an outstanding bill relates and who has become a subscriber only pursuant to customary marketing promotions conducted in the ordinary course of business consistent with past practices.

         "Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice or magistrate.

         "Leased Real Property" has the meaning given in Section 2.1.

         "Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, or order enacted, adopted or promulgated by any Governmental Authority, including Judgments and the Franchises.

         "Licenses" has the meaning given in Section 2.1.

         "Lien" means any lien, mortgage, indenture, pledge, option, or encumbrance.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

         "Losses" means any claims, losses, liabilities, damages, penalties, costs, and expenses, including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by the indemnification, provided for in Article 11 hereof, but shall in no event include incidental or consequential damages.

         "NLRA" means the National Labor Relations Act and all amendments thereto and decisions thereunder.

         "Noncompetition Agreement" has the meaning given in Section 3.5.

         "Owned Real Property" has the meaning given in Section 2.1.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, trust, association, limited liability company, or unincorporated entity of any kind.

         "Purchase Price" has the meaning given in Section 2.4.

         "Rate Adjustment Amount" has the meaning given in Section 2.5.

         "Rebuild Expenditures" shall have the meaning given in Section 2.6(d).

         "Seller's Counsel Opinion" has the meaning given in Section 7.1.

         "Seller's FCC Counsel Opinion" has the meaning given in Section 7.1.

         "Subject Property" shall mean the parcel of Owned Real Property described in Exhibit 2.1(b), paragraph A.1.

         "Subscriber Equivalent" means an equivalent to an Individual Subscriber, the number of Subscriber Equivalents served by the System being equal, as of any date, to the quotient of (i) the aggregate revenues earned by the System for Basic Cable and Tier Cable provided by the System during the last month prior to Closing, from billings to residential multiple dwelling units, other subscribers that are billed for such service on a bulk basis, and single family households which pay less than the System's regular Basic Cable monthly subscription rate or the System's regular Basic Cable plus Tier Cable monthly subscription rate (as applicable), divided by (ii) the System's regular monthly subscription rate for Basic Cable plus Tier Cable. For purposes of the foregoing, aggregate revenues earned shall not include (i) passed-through franchise fees and sales taxes, (ii) nonrecurring charges or credits and (iii) billings to any bulk account or discounted family household (a) which has not been a subscriber of the System for at least one month and paid at least one month's payment in full, together with any applicable installation fee unless waived in the ordinary course of business, or (b) which is 60 days or more in arrears in payment for services, as measured from the first day of the month for which service was received.

         "System" has the meaning given in Recital A.

         "Tax Certificate" has the meaning given in Section 3.2.

         "Taxes" means all levies and assessments imposed by any Governmental Authority, including but not limited to income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, and interest, penalties and other government charges with respect thereto.

         "Tier Cable" means the cable television services described as Tier (channels 14-36 excluding pay channels) in Exhibit 5.10, paragraph 3.


                                   ARTICLE 2.
                               PURCHASE AND SALE

         Section 2.1 Covenant of Purchase and Sale; Assets. Subject to the terms and conditions set forth in this Agreement, at Closing Seller shall convey, assign, and transfer to Buyer, and Buyer shall acquire from Seller, for the Purchase Price, free and clear of all Liens (except Liens for Taxes not yet due and payable), all right, title and interest of Seller in all of the assets and properties, real and personal, tangible and intangible, used by Seller in its operation of the System, including the following (the "Assets"):

                 (a) Tangible Personal Property. All tangible personal property, including but not limited to towers, tower equipment, antennae, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, converters, testing equipment, office equipment, furniture, fixtures, supplies, inventory, and other physical assets, including but not limited to the items described on Exhibit 2.1(a).

                 (b) Real Property. The interests in real property, including all improvements thereon owned by Seller, described on Exhibit 2.1(b) owned by Seller ("Owned Real Property") or leased by Seller ("Leased Real Property").

                 (c)      Franchises.  The franchises and similar
authorizations or permits described on Exhibit 2.1(c) (the "Franchises").

                 (d) Licenses. The intangible CATV channel distribution rights, cable television relay service (CARS), domestic satellite receive only
(TVRO), business radio and other licenses, authorizations, or permits used in the operations of the System, as described on Exhibit 2.1(d) (the "Licenses").

                 (e) Contracts. The leases, private easements or rights of access, contractual rights to easements, pole attachment or joint line agreements, underground conduit agreements, crossing agreements, bulk and commercial service agreements, retransmission consent agreements and other Agreements described on Exhibit 2.1(e) (the "Contracts").

                 (f) Accounts Receivable. All subscriber, trade and other accounts receivable.

                 (g) Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes, and all files of correspondence, lists, records, and reports concerning subscribers and prospective subscribers of the System, signal and program carriage, and dealings with Governmental Authorities, including but not limited to all reports filed by or on behalf of Seller with the FCC with respect to the System and statements of account filed by or on behalf of Seller with the U.S. Copyright Office with respect to the System.

         Section 2.2      Excluded Assets.  Notwithstanding the provisions of
Section 2.1, the Assets shall not include the following, which shall be retained by Seller (the "Excluded Assets"): (i) programming Agreements; (ii) insurance policies and rights and claims thereunder; (iii) bonds, letters of credit, surety instruments, and other similar items; (iv) cash and cash equivalents; (v) Seller's trademarks, trade names, service marks, service names, logos, and similar proprietary rights; and (vi) any other items described in Exhibit 2.2.

         Section 2.3 Assumed Obligations and Liabilities. At Closing, Buyer shall assume, pay, discharge, and perform the following (the "Assumed Obligations and Liabilities"): (i) those obligations and liabilities attributable to periods after the Closing Time under or with respect to the Assets; (ii) other obligations and liabilities of Seller to the extent that there shall be an adjustment in favor of Buyer with respect thereto pursuant to
Section 2.6; and (iii) all obligations and liabilities arising out of Buyer's ownership of the Assets or operation of the System after Closing. All obligations and liabilities arising out of or relating to the Assets or the System and all other liabilities and obligations of Seller other than the Assumed Obligations and Liabilities shall remain and be the obligations and liabilities solely of Seller.

         Section 2.4 Purchase Price. The consideration for the Assets and the Noncompetition Covenant to be paid by Buyer pursuant to this Agreement shall be $25,440,000 (the "Purchase Price"). The Purchase Price shall be payable to Seller at Closing by wire transfer of immediately available funds.

         Section 2.5 Rate Adjustment Amount. The Purchase Price shall be reduced or increased by an amount, if any, (the "Rate Adjustment Amount") to be agreed upon in good faith by the parties in the event that after the date hereof and before the date of Closing the FCC has taken final action amending the existing regulations, or publishes new regulations in final form, under the Cable Act of 1992 which would result in a required reduction or increase of the basic subscriber rate or any of the optional tier service rates of the System by a specific date which falls within six months after the date of Closing.

         Section 2.6 Current Items Amount. In addition to the payment by Buyer of the Purchase Price, Buyer or Seller, as appropriate, shall pay to the other the net amount of the adjustments and prorations effected pursuant to paragraphs 2.6(a), (b), and (c) (the "Current Items Amount").

                 (a) Eligible Accounts Receivable. Seller shall be entitled to an amount equal to 95% of the face amount of all Eligible Accounts Receivable that are sixty or fewer days past due as of the Closing Time. "Eligible Accounts Receivable" shall mean accounts receivable resulting from Seller's provision of cable television service prior to the Closing Time to System subscribers that are active subscribers as of the Closing Time. For purposes of making "past due" calculations under this paragraph, the monthly billing statements of Seller shall be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

                 (b) Advance Payments and Deposits. Buyer shall be entitled to an amount equal to the aggregate of (i) all deposits of subscribers of the System, and all interest, if any, required to be paid thereon as of the Closing Time, for converters, decoders, and similar items, and (ii) all payments for services to be rendered to subscribers of the System after the Closing Time, or for other services to be rendered to other third parties after the Closing Time for cable television commercials, channel leasing, or other services or rentals, to the extent all obligations of Seller relating thereto are assumed by Buyer at Closing.

                 (c) Expenses. As of the Closing Time, the following expenses shall be prorated, in accordance with generally accepted accounting principles, so that all such expenses for periods prior to the Closing Time shall be for the account of Seller, and all such expenses for periods after the Closing Time shall be for the account of Buyer:

                          (i)          all payments and charges under the
Franchises, the Licenses, and the Contracts;

                          (ii)         Taxes levied or assessed against any of
the Assets or payable with respect to cable television service and related sales to System subscribers;

                          (iii)        charges for utilities and other goods or
services furnished to the System;

                          (iv)         copyright fees based on signal carriage
by the System; and

                          (v)          all other items of expense relating to
the System;

provided, however, that Seller and Buyer shall not prorate any items of expense payable under or with respect to any Excluded Assets, all of which shall remain and be solely for the account of Seller and provided further that, subject to paragraph 2.6(d) below, there shall be no adjustment or proration for capital expenditures made by Seller.

                 (d) Rebuild Expenses. Seller shall be entitled to the amount of the Rebuild Expenditures as set forth on Exhibit 2.6(d), including all expenditures made by Seller consistent with the schedule entitled "Russellville Upgrade Dollars Spent by 6-30-95" (attached to Exhibit 2.6(d)).

         Section 2.7 Current Items Amount Calculated. The Current Items Amount shall be estimated in good faith by Seller, and set forth, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") delivered to Buyer not later than five business days prior to Closing. The Initial Adjustment Certificate shall constitute the basis on which the Current Items Amount paid at Closing is calculated. Seller and Buyer shall endeavor in good faith to agree upon the actual Current Items Amount within sixty days after Closing. Not later than fifteen days after Seller and Buyer shall have agreed upon the Current Items Amount, Seller or Buyer, as appropriate, shall pay to the other an amount equal to the amounts by which the Current Items Amount as finally determined differs from the Current Items Amount as estimated in the Initial Adjustment Certificate.

                                   ARTICLE 3.
                                RELATED MATTERS

         Section 3.1 Earnest Money Deposit. Concurrently with its execution and delivery of this Agreement, Buyer has deposited the sum of $200,000 as earnest money pursuant to the terms of the Earnest Money Escrow Agreement set forth as Exhibit 3.1 ("Earnest Money Deposit Agreement"). In accordance with the terms of the Earnest Money Deposit Agreement, the earnest money and all interest or other income accrued thereon shall be paid to Seller at Closing, for credit toward payment of the Purchase Price, by wire transfer in accordance with joint instructions given by Buyer and Seller to the Escrow Agent.

         Section 3.2 Tax Certificate. As soon as reasonably practicable, and in any event within ten days after the date of this Agreement, Buyer shall prepare and submit to the Federal Communications Commission (the "FCC"), an appropriate application to request from the FCC a certificate under Section 1071 of the Internal Revenue Code of 1986, as amended, with respect to the transactions contemplated hereby (the "Tax Certificate"). Buyer shall thereafter use all commercially-reasonable efforts to obtain the Tax Certificate from the FCC prior to Closing.

         Section 3.3 Franchise Renewals. Seller shall use all commercially-reasonable efforts to obtain extensions or renewals of each of the Franchises identified on Exhibit 3.3 so that the expiration date of each such franchise is no earlier than four years after the after the date of Closing, on terms not materially more burdensome than the current terms thereof or otherwise reasonably acceptable to Buyer. Buyer shall cooperate reasonably with Seller in such efforts. Seller shall advise Buyer of all meetings with and proceedings of franchising authorities relating to such renewals or extensions or the transfer of the Franchises to Buyer, and representatives of Buyer shall be entitled to, and if requested by Seller shall, attend such meetings and proceedings.

         Section 3.4 HSR Act Compliance. As soon as reasonably practicable, and in any event within thirty days after the date of this Agreement, Seller and Buyer shall prepare and file proper Premerger Notification and Report Forms and related affidavits in compliance with the HSR Act, with Buyer and Seller sharing equally the filing fee related thereto. The parties shall reasonably cooperate in the preparation of such filings (including the exchange of drafts) and shall coordinate filings so as to minimize the length of any review periods. The parties shall promptly respond to any requests for additional information from either the United States Department of Justice or the Federal Trade Commission. However, if following the filing of such forms any Governmental Authority shall request any additional filings or information that either Seller or Buyer reasonably considers to be inappropriate, unlawful, unduly burdensome, or otherwise unacceptable, it shall have no obligation to make or provide such filing or information and in such event shall be entitled, at its option, to withdraw its filing and terminate this Agreement without liability or obligation.

         Section 3.5 Noncompetition Agreement. At the Closing Seller shall deliver a noncompetition agreement in the form of Exhibit 3.5 (the "Noncompetition Agreement").

         Section 3.6 Use of Names and Logos. For a period of sixty days after Closing, Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos, and similar proprietary rights of Seller to the extent incorporated in or on the Assets, provided that Buyer shall exercise efforts to remove all such names, marks, logos, and similar proprietary rights from the Assets as soon as reasonably practicable following Closing.

         Section 3.7 Bulk Sales. Buyer and Seller each waives compliance by the other with bulk sales Legal Requirements applicable to the transactions contemplated hereby. Seller shall indemnify and hold Buyer harmless with respect to all Losses resulting from any noncompliance with bulk sales Legal Requirements applicable to the transactions contemplated hereby.

         Section 3.8 Transfer Taxes. All sales, use, transfer, and similar Taxes arising from or payable by reason of the transactions contemplated by this Agreement shall be paid one-half by Seller and one-half by Buyer, and each shall reimburse the other, promptly upon the request of the other, for any amounts paid by the other in excess of one- half of the amount of any such Taxes.


                                   ARTICLE 4.
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller, as of the date of this Agreement and as of Closing, as follows:

         Section 4.1 Organization of Buyer. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Buyer is duly qualified to do business as a foreign limited partnership and is in good standing in Arkansas. Exhibit 4.1 sets forth an accurate and complete description of the direct and indirect ownership structure of Buyer, which, based on oral conferences by

Buyer's counsel with members of the FCC staff, Buyer believes will satisfy the Legal Requirements for the issuance by the FCC of the Tax Certificate.

         Section 4.2 Authority. Buyer has all requisite partnership power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and its partners. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 4.3 No Conflict; Required Consents. Except as described in Exhibit 4.3 and subject to compliance with the HSR Act, the execution, delivery, and performance by Buyer of this Agreement do not and will not: (i) conflict with or violate any provision of the certificate of limited partnership or partnership agreement of Buyer; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, or constitute a default under any Agreement to which Buyer is a party or by which Buyer or the assets or properties owned or leased by it are bound or affected, or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         Section 4.4 Taxpayer Identification Number. Buyer's U.S. Taxpayer Identification Number is as set forth in the introductory paragraph of this Agreement.


                                   ARTICLE 5.
                    SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer, as of the date of this Agreement and as of Closing, as follows:

         Section 5.1 Organization and Qualification of Seller. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Seller is duly qualified to do business as a foreign limited partnership and is in good standing in Arkansas. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the System's operations or the Assets.

         Section 5.2 Authority. Seller has all requisite partnership power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby on the part of Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 5.3 No Conflict; Required Consents. Except as described on Exhibit 5.3 and subject to compliance with the HSR Act, the execution, delivery, and performance by Seller of this Agreement do not and will not: (i) conflict with or violate any provision of the partnership agreement or certificate of limited partnership of Seller; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a material breach of, or constitute a default under any Agreement to which Seller is a party or by which Seller or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         Section 5.4      Title to Assets.

                 (a) Exhibit 2.1(a) contains descriptions of all material items of tangible personal property included in the Assets and Exhibit 2.1(b) contains descriptions of all Owned and Leased Real Property (including the location of all improvements thereon) included in the Assets, which comprise all material items of tangible personal property and real property used by Seller to operate the System as currently operated, except for the 1993 Chevrolet Lumina used by the System manager. Except for the Subject Property, Seller has good and marketable title to (or in the case of Assets that are leased, valid leasehold interests in) all of the tangible personal property included in the Assets and Owned and Leased Real Property, free and clear of all Liens, except (i) Taxes not due and payable, and (ii) in the case of Owned and Leased Real Property, recorded easements and rights-of-way, and other restrictions of record on the Owned and Leased Real Property, which do not individually or in the aggregate cause title thereto to be unmerchantable or have a material adverse effect on the use of such property for the purposes for which currently used by Seller.

                 (b) The Assets that consist of tangible personal property are in good operating condition, ordinary wear excepted. All items of cable plant and headend equipment included in the Assets (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the System to operate in accordance with the terms of the Franchises.

                 (c) The current use and occupancy of the Owned and Leased Real Property do not constitute nonconforming uses under any applicable zoning Legal Requirements. Each parcel of Owned Real Property and each parcel of Leased Real Property (i) has access to and over public streets, or private streets for which Seller has a valid right of ingress and egress, (ii) conforms in its current use to all material zoning requirements without reliance upon a variance issued by a local government or a classification of the parcel in question as a nonconforming use, and (iii) conforms in its use to all material restrictive covenants, if any, or other material encumbrances affecting all or part of such parcel.

         Section 5.5 Franchises, Licenses, and Contracts. Except as described on Exhibit 2.1(e), Seller has delivered to Buyer true and complete copies of each of the Franchises, Licenses, and Contracts. Except for the Franchises, Licenses, and Contracts, and Agreements included in the Excluded Assets, Seller is not bound or affected by any other Agreement which relates to the System. To Seller's knowledge, each of the Franchises, Licenses and Contracts is in full force and effect and is valid, binding and enforceable in accordance with its terms. Except as described in Exhibit 5.5, there has not occurred any default by Seller nor, to the knowledge of Seller, any Person other than Seller, under any of the Franchises, Licenses or Contracts. Except as set forth in Exhibit 5.5, Seller has received no notice of any intention by any party to any Franchise, License or Contract (i) to terminate or amend the terms thereof, (ii) to refuse to renew the same upon expiration of its term, or
(iii) to renew the same upon expiration only on terms and conditions which are more materially onerous than the current terms thereof.

         Section 5.6 Employee Benefits. Neither Seller nor any Employee Benefit Plan or Multiemployer Plan (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by Seller or to which Seller has or has had the obligation to contribute is in violation of the provisions of ERISA; no reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any such Employee Benefit Plan or Multiemployer Plan; and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan or Multiemployer Plan.

         Section 5.7 Litigation. Except as set forth in Exhibit 5.7, there is no Litigation pending or, to Seller's knowledge, threatened, against Seller which will adversely affect the financial condition or operations of the System or the ability of Seller to perform its obligations under this Agreement, or which seeks or could result in the modification, revocation, termination, suspension, or other limitation of any of the Franchises, Licenses or Contracts. In particular, except as set forth in Exhibit 5.7 but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened (i) before any Governmental Authority relating to the business or operations of the System, (ii) before any federal or state agency involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state or local agency relating to any zoning laws or regulations. Except as set forth in Exhibit 5.7, neither Seller, the Assets, nor the System are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to any of the Assets or the System or in default with respect to any such order, writ, injunction or decree. Seller knows of no basis for any such action, proceeding or investigation.

         Section 5.8 Tax Returns; Other Reports. Seller has filed all federal, state, local, and foreign tax returns and other tax reports relating to the System that are required to be filed, and has timely paid all Taxes shown thereon to be due and payable. Seller has received no notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority pertaining to the System. All Taxes with respect to Seller, the Assets, or the business or operation of the System that are due and payable have been paid. Seller has provided Buyer with true and complete copies of Seller's state and local tax returns filed with respect to Taxes on the Owned and Leased Real Property and tangible personal property relating to the System for all time periods beginning after December 31, 1991.

         Section 5.9 Compliance with Legal Requirements. Seller has complied and is in compliance in all material respects with all Legal Requirements applicable to the operation of the System, including but not limited to the Communications Act, the Copyright Act, the Occupational Safety and Health Act, and rules and regulations promulgated thereunder; provided, however, that to the knowledge of Seller, Seller has complied and is in compliance in all material respects with the Cable Act of 1992, and rules and regulations promulgated thereunder. Seller has not received notice from the FCC of any violation of its rules and regulations insofar as they apply to the System.

         Section 5.10 System Information. Exhibit 5.10 sets forth a materially true and accurate description of the following information:

                 (i) the number of miles of plant that will be included in the Assets as of Closing;

                 (ii) the number of Individual Subscribers as of December 30, 1994;

                 (iii) a description of basic and optional or tier services available from the System and the rates charged by Seller for each;

                 (iv) the stations and signals carried by the System and the channel position of each such signal and station;

                 (v)           the MHz capacity of the System; and

                 (vi)          the channel capacity of the System.

Notwithstanding any other provision of this Agreement, the representations and warranties in Section 5.10(i), (v) and (vi) shall survive for 6 months after the date of Closing. The representations and warranties in Section 5.10(ii),
(iii) and (iv) shall not survive Closing.

         Section 5.11     Environmental.

                 (a) To Seller's knowledge, none of the Owned Real Property or Leased Real Property is the subject of any "Superfund" evaluation or investigation, or any other investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with the Owned Real Property or the Leased Real Property.

                 (b) To Seller's knowledge, except as described on Exhibit 5.11, no surface impoundments or underground storage tanks are located in or on the Owned or Leased Real Property.

                 (c) Seller has received no notice of, and has no actual knowledge of, the presence, use, generation, manufacture, disposal, release, or threatened release of any Hazardous Substances on the Owned Real Property or the Leased Real Property, which could reasonably be expected to prevent compliance by Seller, the Owned Real Property or Leased Real Property with, or result in Losses under, applicable Legal Requirements.

                 (d) "Hazardous Substances" has the meaning given in the Environmental Response, Compensation and Liability Act of

1980 (42 U.S.C.A. Sections 9601 et seq.) ("CERCLA") as amended, and rules and regulations promulgated thereunder.

         Section 5.12 Financial and Operational Information. Seller has delivered to Buyer an unaudited trial balance of the System as of December 31, 1994 and unaudited statements of profit and loss of the System for the twelve-month period ended December 31, 1994, as well as other operational information relating to the System. The statements of profit and loss are prepared in accordance with generally accepted accounting principles, and present fairly the results of operations of the System for the periods indicated. The unaudited trial balance and operational information were prepared in the ordinary course of business.

         Section 5.13 No Adverse Change. Since December 31, 1994, (i) there has been no material adverse change in the Assets or the financial condition or operations of the System; (ii) the Assets and the financial condition and operations of the System have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of God or public force or otherwise; and (iii) Seller has not made any sale, assignment, lease or other transfer of any of Seller's properties other than in the normal and usual course of business.

         Section 5.14 Taxpayer Identification Number. Seller's U.S. Taxpayer Identification Number is as set forth in the introductory paragraph of this Agreement.

         Section 5.15 Franchise Matters. To the knowledge of Seller and except as described on Exhibit 5.5, other than the Franchises and the Licenses, Seller requires no franchise, license or permit from any Governmental Authority to enable it to operate the System as currently operated. Seller has not received from any Governmental Authority a notice of default under any Franchise which would require it (in order to preserve its right to assert that a Governmental Authority has waived a default) to provide written notice to a Governmental Authority of its failure or inability to cure a default under such Franchise. Seller has filed with the appropriate franchising Governmental Authorities all appropriate requests for renewal under the Communications Act within 30 to 36 months prior to the expiration of each of the Franchises. All required reports of Seller to any of the franchising authorities or the FCC are materially true and correct and have been duly filed. To Seller's knowledge, the System is the only franchised cable television system operating in the geographic areas served by the System and no franchise other than the Franchises has been granted for such areas.

         Section 5.16     FCC and Copyright Compliance.

                 (a) Seller is presently permitted under all applicable FCC rules, regulations and orders to distribute the signals and to utilize all carrier frequencies generated by the operations of the System, and is licensed to operate all the facilities required by law to be licensed, including any business radio and any cable television relay service system, being operated as part of the System. Other than requests for network nonduplication, sports blackout and syndex protection and notices of election of must-carry status and retransmission consents or other communications made pursuant to the Cable Act of 1992, no written requests or notices or demands (written or oral) have been received by Seller during one year preceding the date of this Agreement from the FCC, any local or other television station or system or from any governmental authority challenging or questioning the right of Seller's operation of the System, or requesting signal carriage or challenging the right of Seller to carry or deliver any signal. Seller's operation of the System and of any FCC-licensed or registered facility used in conjunction with Seller's operation of the System, is in compliance in all material respects with the FCC's rules and regulations and the provisions of the Communications Act.

                 (b) Seller has conducted all such system proof-of-performance tests, microwave tests and such CLI-related tests as are required to be conducted under FCC regulations with respect to the System. Seller has (i) maintained appropriate log books and other recordkeeping which accurately and completely reflect all results required to be shown thereon;
(ii) to the extent required by the rules and regulations of the FCC, corrected any radiation leakage of the System required to be corrected in connection with Seller's monitoring obligations under the rules and regulations of the FCC; and
(iii) otherwise complied in all material respects with all applicable CLI rules and regulations. Seller has filed all required FCC notifications for the operation of the System in all necessary aeronautical frequency bands.

                 (c) Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office under the Copyright Act with respect to the business and operations of the System as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. Seller and the System are in compliance with the Copyright Act and the rules and regulations of the Copyright Office promulgated thereunder, except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the System. Seller has, under applicable law or in accordance with the programming agreements relating to the programs carried by the System, the legal right and authority to carry the signals and the carriage, transmission or use of the signals has not subjected, and does not subject, the System or Seller to any suits or actions, including suits or actions for copyright infringement.

                 (d) All required FAA no hazard determinations have been obtained with respect to the construction and/or alteration of towers used in connection with the operation of the System. The towers have been marked and lit, where required, in compliance in all material respects with applicable FCC and FAA rules.

                 (e) To the knowledge of Seller, there is no inquiry, claim, action or demand pending before the United States Copyright Office or from any other party which questions the copyright filings or payments made by Seller with respect to the System with respect to which Buyer will incur any Losses.

         Section 5.17 Franchise and Pole Attachment Fees. The current rates for all franchise fees payable with respect to the Franchises and for all pole attachment or conduit fees and the number of poles or conduits covered by each of Seller's pole attachment and conduit agreements are disclosed in
Exhibit 5.17. Seller has paid all "make ready" or other related charges required under its pole attachment and conduit agreements for which it has received an invoice. Except as disclosed in Exhibit 5.17, Seller has not been notified by any Governmental Authority or third party regarding any adjustment to the amount of franchise fees, pole attachment or conduit fees paid by Seller to such Governmental Authority or third party.

         Section 5.18 Intangibles. Seller neither uses nor holds any copyrights, trademarks, trade names, service marks, service names, logos, licenses, permits or other similar intangible property rights and interests in the operations of the System that do not incorporate the name "Warner," "Time Warner," or variations thereof. In the operation of the System, Seller is not aware that it is infringing upon or otherwise acting adversely to any such intangible property rights and interests owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto.

         Section 5.19 Accounts Receivable. Seller's accounts receivable are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of the Seller which resulted from the regular course of the Seller's business, and are fully collectible in accordance with their terms, subject to no offset or reduction of any nature except for a reserve for uncollectible accounts consistent with the reserve established by Seller in its most recent trial balance delivered to Buyer in accordance with Section 5.12.

         Section 5.20 Safe Harbor Lease. None of the Assets constitute property that Buyer, or any affiliate of Buyer, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of
Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

         Section 5.21 Tax Exempt Entity. None of the Assets are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

         Section 5.22 Multi-Employer Pension Plan. The Assets will not be subject to any withdrawal liability under the Multi-Employer Pension Plan Amendment Act of 1980 as a result of the consummation of the transactions contemplated under this Agreement.

         Section 5.23 Accuracy of Billing Records. The billing reports and aging reports provided to Buyer by Seller in connection with this Agreement are accurate and complete in all material respects.


                                   ARTICLE 6.
                                   COVENANTS

         Section 6.1 Certain Affirmative Covenants of Seller. Except as Buyer may otherwise consent in writing, between the date of this Agreement and Closing Seller shall:

                 (a) (i) operate the System in the ordinary course of business and in accordance with past practices, (ii) maintain the tangible Assets in their current condition and repair, ordinary wear excepted, (iii) perform all of its obligations under all of the Franchises, Licenses and Contracts without material breach or default, and (iv) operate the System in material compliance with applicable Legal Requirements, and to its knowledge, with the Cable Act of 1992;

                 (b) give to Buyer and its counsel, accountants, and other representatives, access during normal business hours to the System, the Owned and Leased Real Property, the other tangible Assets and Seller's books and records relating to the System;

                 (c) as soon as practicable after the date of this Agreement make all filings, and exercise commercially-reasonable efforts to obtain in writing as promptly as practicable all approvals, authorizations and consents described on Exhibit 5.3, and deliver to Buyer copies thereof promptly upon receiving them;

                 (d) promptly deliver to Buyer copies of any reports with respect to the operation of the System regularly prepared by Seller at any time from the date hereof until Closing;

                 (e) promptly inform Buyer in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the System. Notwithstanding the disclosure to Buyer of any such material adverse change, Seller shall not be relieved of any liability for, nor shall the providing of such information by Seller to Buyer be deemed a waiver by Buyer of, the breach of any representation or warranty of Seller contained in this Agreement;

                 (f) continue to carry and maintain in full force and effect its existing casualty and liability insurance through and including the Closing Date;

                 (g) terminate the employment of all employees of Seller working for the System; and

                 (h) comply with all of Seller's obligations under the provisions of the NLRA and other applicable state and federal laws.

         Section 6.2 Certain Negative Covenants of Seller. Between the date hereof and Closing, Seller shall not solicit or participate in negotiations with (and Seller shall use its best efforts to prevent any affiliate, partner, director, officer, employee or other representative or agent of Seller from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the Assets or the System or any transaction inconsistent with those contemplated hereby. Additionally, except as Buyer may otherwise consent in writing, which consent Buyer may withhold in its sole discretion, or as contemplated by this Agreement, between the date of this Agreement and Closing Seller shall not (a) modify, terminate, renew, suspend, or abrogate any Franchise, License or Contract other than in the ordinary course of business, or (b) enter into any transaction or permit the taking of any action that would result in any of Seller's representations and warranties contained in this Agreement not being true and correct when made or at Closing; provided, however, that with respect to clause (a) above, all such modified, renewed, or new Licenses or Contracts shall not involve either aggregate liabilities exceeding $1,000, or any material non-monetary obligation.

         Section 6.3      Certain Covenants of Buyer.

                 (a) Except as Seller may otherwise consent in writing, Buyer shall, as soon as practicable, make all filings, and exercise commercially-reasonable efforts to obtain in writing as promptly as practicable all approvals, authorizations and consents, described on Exhibit 4.3, and deliver to Seller copies thereof.

                 (b) Buyer may offer employment to any or all of the employees of Seller who primarily perform services with respect to the operation of the System as of the Closing Date. Not later than March 1, 1995, Buyer shall deliver to Seller a written notice containing the names, if any, of employees of the System whom Buyer intends to hire on the Closing Date. Not later than April 1, 1995, Buyer shall notify those employees whom Buyer intends to hire on the Closing Date; the form and manner of such notification shall be reasonably satisfactory to, and approved in advanced by, Seller and shall specify the terms of employment, including compensation and all benefits relating thereto.

         Section 6.4 Title Insurance. Seller will reasonably cooperate with Buyer if Buyer elects to obtain title insurance policies on parcels of Owned Real Property or Leased Real Property, it being understood that Buyer shall have the sole responsibility for obtaining and paying for such policies. The parties agree that the obtaining of title insurance shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereunder.

         Section 6.5 Confidentiality. Any non-public information that either party (the "Recipient Party") may obtain from the other (the "Disclosing Party") in connection with this Agreement with respect to Disclosing Party or the System shall be confidential and, unless and until Closing shall occur, Recipient Party shall not disclose any such information to any third party (other than its directors, officers, partners and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Disclosing Party; provided that (i) Recipient Party may use and disclose any such information once it has been publicly disclosed (other than by Recipient Party in breach of its obligations under this Section) or which rightfully has come into the possession of Recipient Party (other than from Disclosing Party), and
(ii) to the extent that Recipient Party may become compelled by Legal Requirements to disclose any of such information, Recipient Party may disclose such information if it shall have used all reasonable efforts, and shall have afforded Disclosing Party the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Recipient Party shall use all reasonable efforts to cause to be delivered to Disclosing Party, and retain no copies of, any documents, work papers and other materials obtained by Recipient Party or on its behalf from Disclosing Party, whether so obtained before or after the execution hereof.

         Section 6.6 Supplements to Exhibits. Each of Seller and Buyer shall, from time to time prior to Closing, supplement the Exhibits to this Agreement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included in one or more Exhibits to this Agreement. For purposes of determining the satisfaction of any of the conditions to the obligations of Buyer and Seller in Sections 7.1 and 7.2 and the liability of Seller or of Buyer following Closing for breaches of its representations and warranties under this Agreement, the Exhibits to this Agreement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Exhibits by written supplements to this Agreement delivered prior to Closing by the party making such amendment that (i) are accepted in writing by the other party or (ii) reflect actions permitted by this Agreement to be taken prior to Closing.

         Section 6.7      Employee Benefit Matters.

                 (a) Seller shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored, maintained or contributed to by Seller and who has experienced a "qualifying event" or is receiving such "continuation coverage" on or prior to the Closing Time. Continuation coverage, qualified beneficiary, qualifying event and group health plan shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. Seller shall hold Buyer and any entity required to be combined with the Buyer under Section 414 of the Internal Revenue Code ("Affected Parties") harmless from and fully indemnify such Affected Parties against any losses incurred or suffered by such Affected Parties which arise under a group health plan sponsored, maintained or contributed to by Seller as a result of any action or omission of Seller prior to the Closing Time or because Buyer is deemed to be a successor employer to Seller.

                 (b) Seller acknowledges that Buyer has no obligation to employ any of Seller's current or prior employees and that Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any current or prior employee, including wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination, and shall indemnify Buyer and hold Buyer harmless from any losses thereunder.

                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

         Section 7.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

                 (b) Performance Of Agreements. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. Buyer shall have received a certificate executed by an executive officer of a general partner of Seller, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in paragraphs 7.1(a) and (b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement, and there shall be no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

                 (e) HSR Act Compliance. All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                 (f) Seller's Counsel Opinion. Buyer shall have received an opinion of Linda Weiler, counsel to Seller, dated as of Closing, in the form of Exhibit 7.1(f).

                 (g) Seller's FCC Counsel Opinion. Buyer shall have received an opinion of Bryan Cave special communications counsel to Seller, dated as of Closing, in the form of Exhibit 7.1(g).

                 (h) Renewal of Franchises. Each of the Franchises identified on Exhibit 3.3 shall have been renewed or extended such that each Franchise at Closing shall have a remaining term of at least four years, on terms not materially more burdensome than the current terms thereof (other than matters relating to the Cable Act of 1992 that have become, or are expected to become effective), or otherwise reasonably acceptable to Buyer.

                 (i) Consents. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that there have been obtained all consents, approvals and authorizations identified on Exhibit 5.3 as Material Consents; provided, however, that it shall not be a condition to Buyer's obligations that the consents of franchising authorities include consent to transfers of partnership interests of Buyer, or the further transfer of Franchises, subsequent to Closing.

                 (j) Subscribers. At Closing, the System and the Fayetteville System collectively shall serve at least 33,400 Individual Subscribers and Subscriber Equivalents.

                 (k) Certain Contracts. Each of the third parties to the Contracts designated as Material Contracts on Exhibit 2.1(e) shall:

                          (1)     either (i) have given its consent, in form
and substance reasonably satisfactory to Buyer, to the transfer of such Contract to Buyer, or (ii) not have conditioned its consent, or indicated its intention to condition its consent, upon the making of modifications to such Contract rendering its terms materially more burdensome to Buyer; and

                          (2)     not have disturbed or revoked, or indicated
its intention to disturb or revoke, Seller's or Buyer's enjoyment of the rights and privileges enjoyed or exercised by Seller under such Contract.

                 (l) Noncompetition Agreement. Seller shall have delivered to Buyer the Noncompetition Agreement.

                 (m) Due Diligence Review. Buyer's due diligence review of the business, operations and financial statements of the System shall be reasonably satisfactory to Buyer, provided that Buyer's satisfaction shall only be withheld in the event that issues are found which would result in a substantial negative impact on the value of the System.

                 (n) Fayetteville Transaction Closing. Simultaneously with, or immediately preceding or following the Closing, the Fayetteville Transaction closing shall take place.

         Section 7.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Seller:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

                 (b) Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to which it is a party to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. Seller shall have received a certificate executed by an executive officer of the general partner of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Seller, certifying that the conditions specified in paragraphs 7.2(a) and (b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated hereby, and there shall be no Litigation pending or threatened seeking or which if successful would have the effect of, any of the foregoing.

                 (e) HSR Act Compliance. All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                 (f) Buyer's Counsel Opinion. Seller shall have received an opinion of Jackson & Walker, L.L.P., counsel to Buyer, dated as of Closing, in the form of Exhibit 7.2(f).

                 (g) Consents. Seller shall have received (i) evidence, in form and substance reasonably satisfactory to it, that there have been obtained all consents, approvals and authorizations identified on Exhibit 5.3 as Material Consents, and (ii) releases from all liabilities and obligations attributable to periods after Closing under the Contracts.

                 (h) Tax Certificate. The FCC shall have issued the Tax Certificate.

                 (i) Fayetteville Transaction Closing. Simultaneously with, or immediately preceding or following the Closing, the Fayetteville Transaction closing shall take place.

                                   ARTICLE 8.
                                    CLOSING

         Section 8.1 Closing; Time and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall take place within twenty business days after the date on which all of the conditions to Closing have been satisfied, on a date and at a time and location mutually determined by Seller and Buyer but in no event later than May 15, 1995 (the "Outside Closing Date"). Seller and Buyer shall, without modifying or expanding their obligations hereunder, exercise their diligent, good faith efforts to cause Closing to occur as quickly as reasonably possible.

         Section 8.2 Seller's Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                 (a) Bill of Sale, Assignment and Assumption. Executed counterparts of a Bill of Sale, Assignment and Assumption relating to the Assets in the form of Exhibit 8.2(a) (the "Bill of Sale");

                 (b)      Noncompetition Agreement.  The executed
Noncompetition Agreement;

                 (c) Deeds. Special warranty deeds conveying to Buyer the Owned Real Property, except for the Subject Property, which shall be conveyed by Quitclaim deed;

                 (d) Officer's Certificate. The certificate described in paragraph 7.1(c);

                 (e) Evidence of Seller Actions. Evidence reasonably satisfactory to Buyer that Seller has taken all actions, if any, necessary to authorize the execution of the Agreement and the consummation of the transactions contemplated thereby; and

                 (f)      Seller's Counsel Opinion.  Seller's Counsel Opinion;

                 (g)      Seller's FCC Counsel Opinion.  Seller's FCC Counsel
Opinion;

                 (h) Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor, if required by the Legal Requirements of the jurisdiction in which such vehicles are titled;

                 (i) Assignment of Leases. An assignment of each lease related to property comprising a portion of the Assets under which Seller is lessee or lessor assigning the interest of Seller therein to Buyer in form and substance reasonably satisfactory to counsel for Buyer;

                 (j) Conditions Precedent. To the extent not described above, all items set forth in Section 7.1; and

                 (k) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

         Section 8.3 Buyer's Obligations. At Closing Buyer shall deliver or cause to be delivered to Seller the following:

                 (a) Purchase Price. The Purchase Price, adjusted to reflect the estimated Current Items Amount.

                 (b) Bill of Sale. Executed counterparts of the Bill of Sale;

                 (c) Officer's Certificate. The certificate described in paragraph 7.2(c);

                 (d) Evidence of Partner Actions. Certified resolutions of the Partners of Buyer, or other evidence reasonably satisfactory to Seller, that Buyer has taken all partnership action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby;

                 (e)      Buyer's Counsel Opinion.  Buyer's Counsel Opinion;

                 (f) Conditions Precedent. To the extent not described above, all items set forth in Section 7.2; and

                 (g) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.


                                   ARTICLE 9.
                                  TERMINATION

         Section 9.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                 (a) at any time, by the mutual agreement of the Buyer and Seller;

                 (b) by either Buyer or Seller upon written notice to the other, if any conditions to its obligations set forth in Sections 7.1 and 7.2, respectively, shall not have been satisfied on or before the Outside Closing Date, for any reason other than a breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate when made or when otherwise required by this Agreement to be true and accurate; or

                 (c)      as otherwise provided herein.

         Section 9.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.5, 9.2, 10.2, 10.3, 12.1, 12.2, and 12.9.


                                  ARTICLE 10.
                                    REMEDIES

         Section 10.1 Specific Performance. Seller acknowledges that, if it is in material breach or default of its covenants, agreements or obligations hereunder that prevents satisfaction of the condition stated in paragraph 7.1(b), Buyer would be irreparably damaged by such breach or default and that, in addition to the other remedies that may be available at law or in equity, Buyer shall be entitled to specific performance of this Agreement and injunctive relief. All rights and remedies under this Agreement are cumulative of, and not exclusive of, any rights or remedies otherwise available, and the exercise of any of such rights or remedies shall not bar the exercise of any other rights or remedies.

         Section 10.2 Liquidated Damages. If Buyer is in material breach or default of its covenants, agreements and obligations hereunder, Seller may, at its option and in conjunction with its termination of this Agreement pursuant to paragraph 9.1(b), retain the Earnest Money Deposit and all interest earned thereon as liquidated damages for such breach or default. Seller and Buyer acknowledge that Seller's actual damages in the event of such a breach or default would be difficult or impossible to ascertain, and that the Earnest Money Deposit and all interest earned thereon represent a fair and reasonable approximation of such damages and does not constitute a penalty.

         Section 10.3 Attorneys' Fees. In the event of any Litigation between Seller and Buyer with respect to this Agreement or the transactions contemplated hereby, the party prevailing under such Litigation shall be entitled, as part of the Judgment rendered in such Litigation, to recover from the other party its reasonable attorneys' fees and costs and expenses in such litigation.

                                  ARTICLE 11.
                                INDEMNIFICATION

         Section 11.1 Indemnification by Seller. From and after Closing, Seller shall indemnify and hold harmless Buyer from and against any and all Losses arising out of or resulting from:

                 (a) any representations and warranties made by Seller in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

                 (b) any breach or default by Seller in the performance of its covenants, agreements, or obligations in this Agreement;

                 (c) any liabilities relating to employees of Seller working for the System asserted under any federal, state or local law or regulation or otherwise pertaining to any labor or employment matter arising out of actions or events occurring prior to Closing; and

                 (d) all liabilities and obligations arising out of or relating to the operation of the System prior to Closing.

         Section 11.2 Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Seller from and against any and all Losses arising out of or resulting from:

                 (a) any representations and warranties made by Buyer in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

                 (b) any breach or default by Buyer in the performance of its covenants, agreements, or obligations in this Agreement;

                 (c)      the Assumed Obligations and Liabilities;

                 (d) any liabilities relating to employees hired by Buyer after the Closing or persons not hired by Buyer after the Closing asserted under any federal, state or local law or regulation or otherwise pertaining to any labor or employment matter arising out of actions or events occurring subsequent to Closing; and

                 (e) all liabilities and obligations arising out of or relating to the operation of the System subsequent to Closing.

         Section 11.3     Indemnified Third Party Claim.

                 (a) If any Person not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any Litigation with respect to which Buyer or Seller is entitled to indemnification pursuant to Sections 11.1 or 11.2, respective-ly, then within ten days after notice (the "Notice") by the party entitled to such indemnification (the "Indemnitee") to the other (the "Indemnitor") of such demand, claim or Litigation, the Indemnitor shall have the option, at its sole cost and expense, to retain counsel for the Indemnitee (which counsel shall be reasonably satisfactory to the Indemnitee), to defend any such Litigation. Thereafter, the Indemnitee shall be permitted to participate in such defense at its own expense, provided that, if the named parties to any such Litigation (including any impleaded parties) include both the Indemnitor and the Indemnitee or, if the Indemnitor proposes that the same counsel represent both the Indemnitee and the Indemnitor and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor, unless the Indemnitor shall acknowledge in writing its indemnity obligation, in which event the retention by Indemnitee of its own counsel shall be at its cost and expense.
If the Indemnitor shall fail to respond within ten days after receipt of the Notice, the Indemnitee may retain counsel and conduct the defense of such Litigation as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnitor.

                 (b) The Indemnitee shall provide reasonable assistance to the Indemnitor and provide access to its books, records and personnel as the Indemnitor reasonably requests in connection with the investigation or defense of the indemnified Losses. The Indemnitor shall promptly upon receipt of reasonable supporting documentation reimburse the Indemnitee for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.

                 (c) With regard to Litigation of third parties for which Buyer or Seller is entitled to indemnification under Sections 11.1 or 11.4, such indemnification shall be paid by the indemnifying party upon: (i) the entry of a Judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of an unappealable Judgment or final appellate Judgment against the Indemnitee; or (iii) a settlement with the consent of the Indemnitor, which consent shall not be unreasonably withheld, provided that no such consent need be obtained if the Indemnitor fails to respond to the Notice as provided in paragraph 11.3(a). Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnitee shall be reimbursed on a current basis by the Indemnitor if such expenses are a liability of the Indemnitor.

         Section 11.4 Determination of Indemnification Amounts and Related Matters.

                 (a) Seller's liability under Section 11.1 shall be limited to Losses exceeding in the aggregate $250,000 (the "Deductible"), and Seller shall have no liability under Section 11.1 for Losses constituting the Deductible. Seller's liability under Section 11.1 shall be limited to Losses not exceeding in the aggregate the amount of the Purchase Price.

                 (b) In calculating amounts payable to an Indemnitee hereunder, the amount of the indemnified Losses shall be reduced by the amount of any insurance proceeds paid to the Indemnitee for such Losses.

                 (c) Subject to the provisions of Section 11.3, all amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 11.1 or 11.2 shall be payable by the Indemnitor as incurred by the Indemnitee.

         Section 11.5 Time and Manner of Certain Claims. The representations and warranties of Buyer and Seller in this Agreement shall survive Closing for a period of twenty-four months (the "Survival Period"), except that such Survival Period shall be the respective, applicable statute of limitation relating to any claim for Losses arising in connection with Seller's representations and warranties with respect to Taxes or copyright liabilities, and fifteen years in the case of any claim for Losses arising with respect to Seller's representation and warranty stated in Section 5.11. Neither Seller nor Buyer shall have any liability under paragraphs 11.1(a) or 11.2(a), respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by the party seeking indemnification by written notice to the party from whom indemnification is sought within the Survival Period.

         Section 11.6     Other Indemnification.

                 (a) The provisions of Sections 11.3 and 11.4 shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 11.3 and 11.4 to Sections 11.1 and 11.2 shall be deemed to be references to such other provisions of this Agreement.

                 (b) Seller shall indemnify and hold harmless Buyer from and against any and all direct Losses, including relocation costs, up to a maximum of $50,000, arising out of or resulting from third party claims made with respect to the ownership of the Subject Property which are brought within two years of the date of Closing. The Deductible shall not apply to Losses incurred by Buyer in connection with this Section 11.6(b).

                                  ARTICLE 12.
                            MISCELLANEOUS PROVISIONS

         Section 12.1     Expenses.   Each of the parties shall pay its own
expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

         Section 12.2 Brokerage. Seller shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services, and Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

         Section 12.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transaction Document. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         Section 12.4 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission, delivered by overnight or other courier service, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         To Seller:               Time Warner Cable Ventures
                                  330 First Stamford Place
                                  Stamford, CT  06902-6732
                                  Attn:  Jeffrey D. Elberson
                                  Telecopy:  (203) 328-0691





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
         Copies:                  Holland & Hart
                                  P.O. Box  8749
                                  555 17th Street
                                  Suite 2900
                                  Denver, CO  80201-8749 (Mail)
                                              80202 (Delivery)
                                  Attn:  Mary Ellen Scanlan, Esq.
                                  Telecopy:  (303) 295-8261

         Buyer:                   Tele-Communications of Arkansas
                                    Limited Partnership
                                  3015 SSE Loop 323
                                  P.O. Box 130489
                                  Tyler, Texas 75713-0489
                                  Attn:  Robert McMillian
                                         Fred R. Nichols
                                  Telecopy:  (903) 595-1929

         Copies:                  Jackson & Walker, L.L.P.
                                  901 Main Street, Suite 6000
                                  Dallas, Texas  75202-3797
                                  Attn:  James S. Ryan, III, Esq.
                                  Telecopy:  (214) 953-5822

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered by courier service or by facsimile transmission, upon actual receipt by the intended recipient, or (ii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown on the return receipt therefor.

         Section 12.5 Entire Agreement; Amendments. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

         Section 12.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other. For purposes of this Section any change in control of Buyer or Seller shall constitute an assignment of this Agreement.

         Section 12.7 Headings, Schedules, and Exhibits. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Exhibits shall, unless otherwise indicated, refer to the Exhibits attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.

         Section 12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

         Section 12.9 Publicity. Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to Seller's employees concerning this Agreement and the transactions contemplated hereby. Neither Seller nor Buyer shall make any such release, announcement, or statements without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided, however, that Seller or Buyer may at any time make any announcement required by Legal Requirements so long as such party, promptly upon learning of such requirement, notifies the other of such requirement and consults with the other in good faith with respect to the wording of such announcement.

         Section 12.10 Governing Law. The validity, performance, and enforcement of this Agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

         Section 12.11 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

         Section 12.12 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         Section 12.13 Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to Closing. In the event that any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the System within twenty days from the occurrence of the event resulting in such loss or damage, Seller shall immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore the lost or damaged property, and Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller either to (i) waive such defect and proceed toward consummation of the transaction contemplated by this Agreement in accordance with the terms thereof, or (ii) terminate this Agreement. If Buyer elects to so terminate this Agreement, Buyer and Seller shall stand fully released and discharged of any and all obligations hereunder. If Buyer shall elect to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there shall be no diminution of the Purchase Price on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Seller to Buyer, or the rights thereto shall be assigned by Seller to Buyer if not yet paid over to Seller.

         Buyer and Seller have executed this Agreement as of the date first written above.

                                        BUYER

                                        TELE-COMMUNICATIONS OF ARKANSAS LIMITED
                                        PARTNERSHIP

                                        BY: MCMILLIAN HOLDING, L.P., ITS
                                            GENERAL PARTNER

                                            BY: MCMILLIAN, INC., ITS GENERAL
                                                PARTNER


                                            By:________________________________
                                               Name:___________________________
                                               Title:__________________________





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
                                       SELLER

                                       TIME WARNER ENTERTAINMENT COMPANY, L.P.,
                                       A DELAWARE LIMITED PARTNERSHIP, THROUGH
                                       ITS DIVISION TIME WARNER CABLE VENTURES


                                       By:_____________________________________
                                          Jeffrey D. Elberson
                                          Vice President





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